U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): December 8, 2006
AMB PROPERTY, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-14245	94-3285362

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification number)

Pier 1, Bay 1, San Francisco, California 94111 (Address of principal executive offices) (Zip code)

415-394-9000 (Registrant’s telephone number, including area code)

n/a (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

ITEM 1.01	Entry into Material Definitive Agreement
ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
ITEM 9.01 SIGNATURES INDEX OF EXHIBITS EXHIBIT 10.1	Financial Statements and Exhibits

Item 1.01	Entry into a Material Definitive Agreement and
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On December 8, 2006, we entered into a euros 228,000,000 (approximately US$301,028,400) facility agreement as carve-out indemnifier and acquisition loan guarantor with our affiliate, AMB European Investments LLC, as the obligors’ agent and as a potential acquisition loan borrower, certain of our European affiliates as original term loan borrowers, ING Real Estate Finance NV and certain of its European affiliates as lenders, ING Real Estate Finance NV and certain of its European affiliates as security agents and ING Real Estate Finance NV as facility agent.
The facility agreement provides that certain of our affiliates may borrow either term loans in an aggregate amount of up to euros 228,000,000 (approximately US$301,028,400) or acquisition loans in an aggregate amount of up to euros 100,000,000 (approximately US$132,030,000). The limit for acquisition loans operates as a sub-limit of the total euros 228,000,000 (approximately US$301,028,400) so that aggregate borrowings of term loans and acquisition loans may not exceed euros 228,000,000 (approximately US$301,028,400) taken together.
Drawings under the acquisition loan facility under the facility agreement are guaranteed by us. Drawings under the term loan facility under the facility agreement are not guaranteed by us (as such drawings will be secured by the underlying real estate assets owned by each of our affiliates to whom the relevant term loan is advanced) but we have provided certain limited carve-out indemnity protection in respect of these term loans. Our liability as guarantor in respect of the acquisition loans and as carve-out indemnifier in respect of the term loans can be transferred upon the occurrence of certain events and we will be fully discharged from all such obligations upon such transfer.
The margin applicable to drawings under the term facility is 65 basis points over EURIBOR. Term loans drawn are all repayable on April 30, 2014 (unless otherwise agreed) and may be drawn up to that date. The margin applicable to drawings under the acquisition loan facility is 75 basis points over EURIBOR and acquisition loans are repayable within six months of the date of advance (unless extended). The acquisition loan facility is, unless otherwise agreed, available for drawing for one year from December 8, 2006. A utilisation fee is payable on each drawing. The facility agreement contains affirmative covenants (including, without limitation, financial reporting requirements, real estate covenants and the maintenance of specified financial ratios) and negative covenants (including, without limitation, negative pledge provisions, restrictions on disposals and joint ventures). In addition, the facility agreement includes events (including, without limitation, non-payment under the facility agreement, material breaches of representations and covenants, certain insolvency related events and acceleration under one of our credit agreements), each of which, if not cured within any applicable time period, would constitute a mandatory prepayment event or an event of default.

     All conversions from euros to U.S. dollar amounts contained in this report above are calculated using the applicable exchange rate on December 8, 2006.
     A copy of the facility agreement is attached hereto as Exhibit 10.1 and is incorporated into this current report by reference.
Item 9.01     Financial Statements and Exhibits.
(d)  Exhibits.
10.1	Euros 228,000,000 Facility Agreement, dated as of December 8, 2006, by and among AMB European Investments LLC, AMB Property, L.P., ING Real Estate Finance NV and the Entities of AMB, Entities of AMB Property, L.P., Financial Institutions and the Entities of ING Real Estate Finance NV all listed on Schedule 1 of the Facility Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMB Property, L.P. (Registrant) By: AMB Property Corporation, Its general partner
Date: December 14, 2006	By:	/s/ Tamra D. Browne
Tamra D. Browne
Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit
Number	Description

10.1	Euros 228,000,000 Facility Agreement, dated as of December 8, 2006, by and among AMB European Investments LLC, AMB Property, L.P., ING Real Estate Finance NV and the Entities of AMB, Entities of AMB Property, L.P., Financial Institutions and the Entities of ING Real Estate Finance NV all listed on Schedule 1 of the Facility Agreement.